Exhibit 99.1
FOR IMMEDIATE RELEASE
JANUARY 29, 2009

Contact:	Jill McMillan, Manager, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com
CROSSTEX DECLARES QUARTERLY DISTRIBUTION AND DIVIDEND
DALLAS, January 29, 2009 — The Crosstex Energy companies today announced the declaration of the quarterly distribution for Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and the quarterly dividend for Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation).
•	The quarterly distribution on the Partnership’s common units will be $0.25 per unit. The distribution is payable February 13 to unitholders of record February 9.

•	The quarterly dividend on the Corporation’s common stock will be $0.09 per share. The dividend is payable February 13 to shareholders of record February 9.
“These reduced distribution and dividend levels reflect our continued focus on executing our near-term business strategy, which emphasizes increasing liquidity and reducing leverage. This focus and the changes we’ve made will allow us to operate more efficiently and effectively during today’s challenging commodity and financial markets,” said Barry E. Davis, Crosstex Chairman, President and Chief Executive Officer. “Due to the continued decline in natural gas liquids prices and their impact on our processing business, as well as lower natural gas prices and their impact on producer drilling activity, we believe it is prudent to take steps to preserve value over the long term. We are actively exploring all alternatives to improve liquidity and to maintain our assets during this temporary dislocation in commodity and financial markets.”
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 5,700 miles of pipeline, 12 processing plants, four fractionators, and approximately 195 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for 4.0 billion cubic feet per day of natural gas, or approximately eight percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 34 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
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